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                                                                    EXHIBIT 99.1




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FOR RELEASE                    RAYCHEM CORPORATION ADOPTS NEW STOCKHOLDER RIGHTS PLAN TO REPLACE
-----------------------------  EXPIRING PLAN

December 11, 1998
                               Menlo Park, CA
                               Raychem Corporation's board of directors today adopted a new
CONTACT                        stockholder rights plan designed to protect stockholders in the event
-----------------------------  of an unfriendly takeover by encouraging potential acquirors to negotiate with the board.  The plan is designed to assist Raychem
Spencer Sias                   stockholders in realizing fair value and equal treatment in the event
Manager of Public Relations    of any attempted takeover.  It will replace Raychem's existing
(650) 361-7840                 stockholder rights plan which expires on February 13, 1999.
ssias@raychem.com
                               Under the new plan, stock purchase rights will be
                               distributed as a dividend at the rate of one
                               right for each share of common stock held at the
                               close of business on February 12, 1999. No
                               separate certificates evidencing the new rights
                               will be issued unless and until they become
                               exercisable.

                               In the event a person or group acquires 15 percent or more of Raychem's outstanding common stock without prior approval of Raychem's board of directors, the new stockholder rights plan allows Raychem stockholders (other than the unapproved acquiror and its affiliates) to acquire, by payment of the then applicable exercise price, Raychem common stock with a market value equal to two times the exercise price. The initial exercise price for the new rights is $150, subject to adjustment in accordance with the terms of the new stockholder rights plan.


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PAGE 2                         RAYCHEM CORPORATION ADOPTS NEW STOCKHOLDER RIGHTS
----------------------------   PLAN TO REPLACE EXPIRING PLAN

                               Raychem's board of directors may redeem the new rights for a nominal amount at any time prior to an event that causes the new rights to become exercisable. The new rights will expire on February 12, 2009. The full details of the new Raychem stockholder rights plan will be available in an SEC filing on Form 8-K.

                                                      # # #

RAYCHEM CORPORATION            RAYCHEM CORPORATION OF MENLO PARK, CALIFORNIA, IS
                               AN INTERNATIONAL COMPANY WITH APPROXIMATELY 9,000
                               EMPLOYEES MORE THAN 45 COUNTRIES AND REVENUES OF
                               $1.8 BILLION IN FISCAL 1998. THE COMPANY UTILIZES
                               EXPERTISE IN MATERIALS SCIENCE, ELECTRONICS, AND
                               PROCESS ENGINEERING TO DEVELOP, MANUFACTURE, AND
                               MARKET HIGH-PERFORMANCE PRODUCTS FOR ELECTRONICS
                               OEM BUSINESSES, AND TELECOMMUNICATIONS, ENERGY
                               AND INDUSTRIAL APPLICATIONS. INFORMATION ON
                               RAYCHEM IS AVAILABLE ON THE INTERNET AT
                               WWW.RAYCHEM.COM.



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